Exhibit 99.1

1200 RIVERPLACE BOULEVARD  —  JACKSONVILLE, FL 32207-1809  —  (904) 346-1500

August 16, 2012	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for the second quarter ended July 28, 2012.

Overview of Results

Net income for the second quarter was $0.7 million or $0.02 per diluted share compared to net income of $1.3 million or $0.03 per diluted share in 2011. For the first six months, net income was $12.6 million or $0.29 per diluted share compared to $17.2 million or $0.38 per diluted share in the same period in 2011. The first six months of 2011 include a first quarter gain of $2.0 million, or $1.2 million after tax and $0.03 per share (see discussion of other income below).

Comparable store sales increased 1.6 percent for the second quarter, while total sales increased 2.3 percent to $276.4 million. For the first six months, comparable store sales increased 0.5 percent, while total sales increased 1.1 percent to $579.8 million.

“We are very pleased with our comparable store sales increase for the second quarter,” said Jay Stein, Interim Chief Executive Officer. “The increased sales and improved merchandise margin rate reflect proper execution of our merchandising strategy to reinforce the value of our every-day prices.”

Operational Highlights

Gross profit for the second quarter increased to $68.0 million or 24.6 percent of sales from $65.4 million or 24.2 percent of sales in 2011 due to increased sales and an increase in the gross profit rate. The increase in the gross profit rate was the result of lower markdowns, offset by lower initial markup and slightly higher occupancy and buying costs. Markdowns and initial markup were lower due to the Company decreasing coupons and selectively lowering prices on certain merchandise in accordance with its new pricing strategy.

Selling, general and administrative expenses (“SG&A”) were $72.6 million for the second quarter of 2012. This includes a $1.8 million charge to expense certain software related costs incorrectly capitalized in prior periods and software no longer in use. Excluding this charge, SG&A was $70.8 million or 25.6 percent of sales for the second quarter of 2012 compared to $68.2 million or 25.2 percent of sales in 2011. The increase in SG&A for the second quarter is primarily due to higher depreciation, legal, medical and store payroll expenses.

Other income was $5.9 million for the second quarter of 2012 compared to $5.1 million for the second quarter of 2011. The $0.8 million increase in other income includes $2.1 million higher breakage income due to reductions in obligations for unused gift and merchandise return card balances offset by lower income from the new credit card agreement and discontinuing our magazine program.

For the first six months of 2012, gross profit was $155.2 million compared to $155.3 million in 2011 due to increased sales and a slightly lower gross profit rate. SG&A was $144.0 million for the first six months of 2012 compared to $140.1 million in 2011. The first six months of 2012 includes the second quarter $1.8 million expense discussed above.

Other income was $10.4 million for the first six months of 2012 compared to $13.5 million in 2011. The first six months of 2012 include the second quarter $2.1 million higher breakage income discussed above. The first six months of 2011 include a first quarter gain of $2.0 million for a prior period adjustment to a liability for credit card rewards. Other income for the first six months decreased primarily due to lower income from the new credit card agreement and the magazine program.

The effective tax rate for the first six months of 2012 increased to 41.9 percent from 39.5 percent for the first six months of 2011 due to the unfavorable impact of certain expense items not deductible for tax purposes.

Balance Sheet Highlights

The Company maintained a strong balance sheet with $94.1 million in cash at the end of the second quarter compared to $101.1 million at the end of the second quarter of 2011. Inventories were $243.8 million at the end of the second quarter compared to $228.0 million at the end of the second quarter last year.

Share buyback

During the second quarter of 2012 the Company repurchased 43,000 shares at a cost of $0.3 million. The Company has approximately 1.1 million shares remaining on the current repurchase authorization.

Store network

The Company operated 263 stores at the end of the second quarter of 2012 and 260 stores at the end of the second quarter last year. No new stores were opened or existing stores closed during the second quarter. The Company expects to open four new stores, relocate three stores and close four stores during the second half of 2012.

Fall 2012 Outlook

“We expect that great product offerings and execution of our new merchandising strategy will continue to yield positive sales results,” commented Stein. “As we begin our third quarter, we are replacing our August 12-hour sale with two smaller product-focused events to address a significant portion of these sales more profitably. While this may diminish our top line somewhat for August, we feel this will improve results going forward. The positive impact of our 12-hour sales has clearly lessened over the last several years as we increased their number. We also plan to eliminate our February 12-hour sale in 2013 as we continue to assess the impact of these events.”

The Company expects the following to influence its earnings for fall 2012:

•

The gross profit rate in 2012 will be slightly lower than 2011 as it continues to be impacted by our pricing strategy and coupon reduction efforts to drive long-term sales growth, as well as inflationary and new store occupancy cost increases.

•	SG&A dollars (excluding depreciation) will increase approximately one percent over 2011, including approximately $1.0 million higher pre-opening costs for new and relocated stores.

•	Depreciation expense (in SG&A) will increase by approximately $3.0 million due to new systems and store remodeling.

•

Other income will be reduced by approximately $2.5 million due to the $1.6 million one-time payment received from GE Capital Retail Bank in the third quarter of 2011, reduced credit card income under the new agreement and the elimination of our magazine program.

•	The tax rate for the year is expected to be approximately 41.5 percent.

•

Capital expenditures for 2012 are expected to be approximately $35 million, including $20 million for continuing IT system upgrades and the remainder for new and relocated stores, store remodels and new fixturing.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of Form 10-Q for the fiscal quarter ended July 28, 2012 with the SEC, and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter results will be held at 10 a.m. ET today, Thursday, August 16, 2012. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2012.

Investor Presentation

Stein Mart’s second quarter 2012 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	changes in merchandise prices and couponing which could impact sales and margin

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	failure of information technology

•	acts of terrorism and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$94,126	$94,053	$101,139
Inventories	243,828	220,775	227,959
Prepaid expenses and other current assets	29,135	36,838	28,227

Total current assets	367,089	351,666	357,325
Property and equipment, net	109,124	104,141	89,492
Other assets	17,490	17,409	13,966

Total assets	$493,703	$473,216	$460,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,543	$106,063	$105,131
Accrued expenses and other current liabilities	67,911	72,731	65,304

Total current liabilities	183,454	178,794	170,435
Other liabilities	38,939	35,084	23,893

Total liabilities	222,393	213,878	194,328
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,718,348, 43,588,821 and 44,791,876 shares issued and outstanding, respectively	437	436	448
Additional paid-in capital	14,626	15,268	23,110
Retained earnings	257,615	245,053	242,441
Accumulated other comprehensive (loss) income	(1,368)	(1,419)	456

Total shareholders’ equity	271,310	259,338	266,455

Total liabilities and shareholders’ equity	$493,703	$473,216	$460,783

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended July 28, 2012	13 Weeks Ended July 30, 2011	26 Weeks Ended July 28, 2012	26 Weeks Ended July 30, 2011
Net sales	$276,396	$270,167	$579,788	$573,713
Cost of merchandise sold	208,395	204,796	424,558	418,422

Gross profit	68,001	65,371	155,230	155,291
Selling, general and administrative expenses	72,629	68,180	143,978	140,116
Other income, net	5,909	5,141	10,447	13,457

Operating income	1,281	2,332	21,699	28,632
Interest expense, net	43	82	89	167

Income before income taxes	1,238	2,250	21,610	28,465
Provision for income taxes	508	934	9,048	11,249

Net income	$730	$1,316	$12,562	$17,216

Net income per share:
Basic	$0.02	$0.03	$0.29	$0.38

Diluted	$0.02	$0.03	$0.29	$0.38

Weighted-average shares outstanding:
Basic	42,586	44,095	42,649	43,973

Diluted	42,715	44,415	42,734	44,300

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended July 28, 2012	13 Weeks Ended July 30, 2011	26 Weeks Ended July 28, 2012	26 Weeks Ended July 30, 2011
Net income	$730	$1,316	$12,562	$17,216
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations	42	—	51	—

Comprehensive income	$772	$1,316	$12,613	$17,216

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended July 28, 2012	26 Weeks Ended July 30, 2011
Cash flows from operating activities:
Net income	$12,562	$17,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,139	8,891
Share-based compensation	2,122	1,934
Loss on disposals of property and equipment	220	—
Store closing charges	199	120
Deferred income taxes	5,127	4,728
Tax deficiency from equity issuances	(655)	(49)
Excess tax benefits from share-based compensation	(51)	(294)
Other non-cash items	1,732	—
Changes in assets and liabilities:
Inventories	(23,053)	4,336
Prepaid expenses and other current assets	7,186	(1,986)
Other assets	(81)	(100)
Accounts payable	9,480	9,586
Accrued expenses and other current liabilities	(4,473)	(9,041)
Other liabilities	807	72

Net cash provided by operating activities	21,261	35,413

Cash flows from investing activities:
Net acquisition of property and equipment	(16,249)	(14,842)

Net cash used in investing activities	(16,249)	(14,842)

Cash flows from financing activities:
Capital lease payments	(2,882)	—
Excess tax benefits from share-based compensation	51	294
Proceeds from exercise of stock options and other	413	2,500
Repurchase of common stock	(2,521)	(2,397)

Net cash (used in) provided by financing activities	(4,939)	397

Net increase in cash and cash equivalents	73	20,968
Cash and cash equivalents at beginning of year	94,053	80,171

Cash and cash equivalents at end of period	$94,126	$101,139